United States securities and exchange commission logo





                      May 28, 2024

       William Bullock, Jr
       EVP and Chief Financial Officer
       ConocoPhillips
       925 N. Eldridge Parkway
       Houston, TX 77079

                                                        Re: ConocoPhillips
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed February 15,
2024
                                                            File No. 001-32395

       Dear William Bullock:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation